CALIFORNIA RESOURCES CORPORATION
QUARTERLY INCENTIVE PLAN
Article I.
Establishment and Purpose

1.1.
Establishment. The Compensation Committee of the Board of Directors (“Board”) of California Resources Corporation (the “Company”) established this California Resources Corporation Quarterly Incentive Plan (the “Plan”) effective May 19, 2020.

1.2.
Purpose. The purpose of the Plan is to promote the interests of the Company by providing incentives to key employees of the Company to make extraordinary efforts to execute the strategic objectives of the Company in a manner beneficial to the Company and its stakeholders.

ARTICLE II.
Definitions and Construction

2.1.	Definitions. Where the following capitalized words and phrases appear in the Plan, they will have the respective meanings set forth below unless a different context is clearly expressed herein.

(a)	“Award” means an incentive award opportunity granted under this Plan.

(b)	“Award Letter” means a written document evidencing an Award that sets forth the applicable terms and provisions and incorporates the terms and conditions of the Plan.

(c)	“Board” has the meaning provided in Section 1.1.

(d)	“Cause” has the meaning ascribed to such term in the Company’s Executive Severance Plan or any successor thereto.

(e)	“Change in Control” has the meaning ascribed to such term in the Company’s Long-Term Incentive Plan.

(f)	“Company” has the meaning provided in Section 1.1.

(g)	“Compensation Committee” means the Compensation Committee of the Board.

(h)	“Cumulative Performance Goals” means the performance metrics set forth on Annex A.

(i)	“Disability” has the meaning ascribed to such term under the Company’s long-term disability plan.

(j)	“Final Quarter” has the meaning provided in Section 3.6.

(k)	“Good Reason” has the meaning ascribed to such term in the Company’s Executive Severance Plan or any successor thereto.

(l)	“Participant” means each employee of the Company and its subsidiaries who is selected by the Compensation Committee in its sole discretion and designated as a Participant.

(m)	“Performance Metrics” has the meaning provided in Section 3.2.

(n)	“Performance Period” has the meaning provided in Section 3.1.

(o)	“Plan” has the meaning provided in Section 1.1.

(p)	“Quarterly Payment” has the meaning set forth in Section 3.1.

(q)	“Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended and the Treasury Regulations promulgated and other official guidance issued thereunder.

(r)
“Target Incentive Award” means the quarterly dollar amount, as set forth in each Participant’s Award Letter, that the applicable Participant would be paid pursuant to this Plan upon the achievement of each of the target levels of the Performance Metrics as set forth in Annex A.

(s)
“Target Quarterly Award” means, with respect to the first Performance Period, two times the Participant’s Target Incentive Award and, with respect to each other Performance Period, one times the Participant’s Target Incentive Award.

(t)	“Vesting Date” has the meaning set forth in Section 3.1.
ARTICLE III.

Incentive Awards

3.1.
Incentive Award Opportunity. Each Award represents the opportunity to earn cash payments in five installments (each installment, a “Quarterly Payment”) on the last day of each of the following performance periods: January 1, 2020 – June 30, 2020; July 1, 2020 – September 30, 2020; October 1, 2020 – December 31, 2020; January 1, 2021 – March 31, 2021 and April 1, 2021 – June 30, 2021 (each, a “Performance Period”). The last day of each Performance Period is a “Vesting Date”. The amount of each Quarterly Payment will be determined in accordance with Section 3.2.

3.2.
Earned Awards. The Target Quarterly Award for the January 1, 2020 – June 30, 2020 Performance Period will be earned at 100% of target. With respect to all other Performance Periods, the Target Quarterly Award will be earned based on the level of achievement of the performance metrics set forth on Annex A (the “Performance Metrics”). The Compensation Committee will determine the level of achievement of each Performance Metric as soon as reasonably practicable following the completion of the applicable Performance Period. The portion of the Target Quarterly Award applicable to each Performance Metric (as set forth on Annex A) will be earned in accordance with the table below:

Actual Performance	Percentage Earned
Below Threshold	0%
Threshold*	50%
Target*	100%
Maximum or greater*	200%

*	Percentage earned for performance above threshold and between levels will be determined using straight-line interpolation.

No portion of the Target Quarterly Award applicable to a Performance Metric will be earned if the threshold level of performance is not achieved for the Performance Period.

3.3.
Catch-Up. The Compensation Committee will determine the level of achievement of the Cumulative Performance Goals as soon as reasonably practicable following June 30, 2021. The portion of the Award applicable to each Cumulative Performance Goal (as set forth on Annex A) will be earned in accordance with the table in Section 3.2 above. The final Quarterly Payment earned by each Participant will be increased if, and to the extent that, the aggregate value of the earned Quarterly Payments for performance over July 1, 2020 through June 30, 2021 is less than the amount earned under the Cumulative Performance Goals.

3.4.
Vesting; Payment. Each Quarterly Payment, to the extent earned in accordance with Section 3.2 and Section 3.3 as applicable, will be paid in cash less applicable withholdings as soon as practicable (but in no event later than 60 days) following the applicable Vesting Date, subject to the Participant’s continued employment with the Company or its subsidiaries through the Vesting Date. The Compensation Committee may determine to pay the first Quarterly Payment before the first Vesting Date at 100% of target.

3.5.
Treatment on Termination of Employment. If a Participant’s employment with the Company and its subsidiaries is terminated by the Company without Cause, by the Participant for Good Reason, or due to the Participant’s death or Disability, then, subject to the Participant’s execution and non-revocation of a release of claims within 30 days following termination (or such longer period required to comply with age discrimination laws) in a form acceptable to the Company, the Participant will be entitled to the Quarterly Payment earned on the next Vesting Date, prorated based on the number of days elapsed during the applicable Performance Period through the date of the Participant’s termination, and will forfeit any remaining unpaid portion of the Award. If a Participant’s employment with the Company and its subsidiaries terminates for any other reason, then any unpaid portion of the Award will be forfeited. If the first Quarterly Payment is paid before the first Vesting Date and the Participant’s employment is terminated by the Company for Cause or by the Participant without Good Reason before the first Vesting Date, then the Participant will be required to repay a prorated portion (based on the number of days in the first Performance Period through the termination date) of the after-tax value of the Quarterly Payment to the Company within 10 days following termination, and such repayment will be a full recourse obligation to the Participant. In the event that a Participant is required to repay any amounts to the Company pursuant to this Section 3.5, the Company may offset any amounts owed to the Participant against the amount that the Participant is required to repay.

3.6.
Change in Control. If a Change in Control occurs before June 30, 2021, then the Compensation Committee, in its sole discretion, may terminate the Plan and each Award at any time following the Change in Control. If the Plan and Awards are terminated in accordance with this Section 3.6, then the Compensation Committee will measure performance for the Performance Period in which the Plan is terminated (the “Final Quarter”) and determine the earned Quarterly Payment. The Compensation Committee also will measure cumulative performance for the period from July 1, 2020 through the Final Quarter, and increase that Quarterly Payment if, and to the extent that, the aggregate value of the earned Quarterly Payments for that period is less than the amount earned based on cumulative performance for that period. The Quarterly Payment earned by each Participant employed on the Plan termination date will be prorated based on the number of days in the Final Quarter through the Plan termination date. For the avoidance of doubt, the Quarterly Payment payable to each Participant whose employment terminated during the Final Quarter and before the Plan termination date, if any, will be determined in accordance with Section 3.5.
ARTICLE IV.

Other Provisions

4.1.	Administration.

(a)
This Plan will be administered by the Compensation Committee. The Compensation Committee will have exclusive power to interpret and make determinations and decisions with respect to the Plan and each Award Letter, including the power to: (a) determine the terms, conditions, restrictions and/or limitations, if any, of any Award, which may differ from the terms set forth in the Plan as determined by the Compensation Committee and (b) determine the amount(s) earned under any Award. The Compensation Committee’s determinations under this Plan and the Award Letters need not be uniform among Participants (whether Participants are similarly situated or not). The Compensation Committee’s interpretations and determinations with respect to the Plan and each Award will be final, binding, and conclusive on all parties.

(b)
The Committee may, in its discretion, adjust any Performance Metrics or Cumulative Performance Goals to take into account any acquisitions or dispositions consummated during a Performance Period or otherwise affecting the Performance Metrics or Cumulative Performance Goals or any other event or circumstance that the Committee determines appropriate. The determination of the Performance Metrics and Cumulative Performance Goals (and calculations thereof) and any adjustments thereto by the Committee will be final, conclusive and binding on all Participants and other persons.

4.2.	No Funding. The Company will be under no obligation to fund or set aside amounts to pay obligations under this Plan.

4.3.
No Third Party Beneficiaries. Except as expressly provided herein, this Plan and the applicable Award Letter will not confer on any person other than the Company and the Participant any rights or remedies.

4.4.
Non-Benefits Bearing. Any amount paid under this Plan will not be “benefits bearing.” This means the amount will not be taken into account, or considered for any reason, for purposes of determining any company provided benefits or compensation to which the Participant becomes eligible, including, by way of illustration and not by way of limitation, any pension, retirement benefits, severance, or separation pay benefits.

4.5.	No Right to Continued Employment. Nothing contained in this Plan or in any Award Letter will confer upon any Participant any right to continued employment with the Company or its subsidiaries.

4.6.
Non-Transferability of Awards. No Award (or any rights or obligations thereunder) may be sold, exchanged, transferred, assigned, pledged, hypothecated or otherwise disposed of in any manner, whether voluntarily or involuntarily and whether by operation of law or otherwise, other than by will or by the laws of descent and distribution. Any sale, exchange, transfer, assignment, pledge, hypothecation, or other disposition of an Award (or rights or obligations thereunder) in violation of the provisions of this Section 4.6 will be null and void and such Award will be forfeited immediately. All of the terms and conditions of this Plan and any Award Letter will be binding upon any permitted successors.

4.7.
Section 409A. Awards under this Plan are intended to be exempt from the requirements of Section 409A and this Plan and each Award Letter will be interpreted, administered and construed in accordance with such intent; provided that in no event will the Company be liable for any taxes, interest or penalties that may be imposed on a Participant by Section 409A. Each payment under an Award will be a separate payment for purposes of Section 409A.

4.8.	Governing Law. This Plan and any Award Letter will be governed by and construed in accordance with the laws of the State of California, without regard to principles of conflict of laws.

4.9.	Successor and Assigns. The terms of this Plan will be binding upon and inure to the benefit of the Company and any successor entity.

4.10.
Entire Agreement. This Plan contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral with respect to the subject matter hereof. Any reference herein to an agreement in writing will be deemed to include an electronic writing to the extent permitted by applicable law.

4.11.
Amendment. The Compensation Committee may amend or revise the terms of this Plan, as permitted by applicable law; provided that no amendment or revision may materially adversely affect a Participant’s rights and obligations under an Award without such Participant’s consent (or the consent of his or her estate, if such consent is obtained after such Participant’s death).

4.12.	Headings. The headings in this Plan are for the purpose of convenience only and are not intended to define or limit the constructions of the provisions herein.

Annex A
The Compensation Committee shall determine the Performance Metrics and Cumulative Performance Goals in its sole discretion. By accepting an Award Letter, each Participant agrees that the Compensation Committee’s determination of the Performance Metrics and Cumulative Performance Goals is not an amendment of the Plan or any Award Letter.